UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 19, 2012

NETSCOUT SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0000-26251	04-2837575
(Commission File Number)	(IRS Employer Identification No.)

310 Littleton Road Westford, Massachusetts	01886
(Address of principal executive offices)	(Zip Code)

(978) 614-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 19, 2012, NetScout Systems, Inc. (the “Company”) entered into an Executive Employment Transition Agreement with David Sommers, the Executive Vice Chairman of the Company. The agreement provides for the following:

1. Continuation of Mr. Sommers’s title and current base salary through March 31, 2013, as well as the opportunity to receive a bonus with respect to the 2013 fiscal year, as determined in the discretion of the Board of Directors or the Compensation Committee (collectively, the “Board”).

2. From April 1, 2013 through March 31, 2015 (the “End of the Term”), Mr. Sommers will continue to be employed by the Company under the title “Advisor to the CEO” and shall receive a base salary equal to 50% of his current base salary. Mr. Sommers will not be eligible for a cash performance bonus for the 2014 fiscal year or the 2015 fiscal year.

3. In the event that we terminate Mr. Sommers’s employment other than for Cause, or he resigns for Good Reason, as each of those terms are defined in the agreement, the Company will pay him (or his estate or heirs) any accrued and unpaid base salary, reimburse him for any business expenses, and pay him for any accrued and unused vacation benefits earned through the date of termination, less standard deductions and withholding. In addition, if Mr. Sommers signs a general release of claims in a form acceptable to us, then Mr. Sommers will be entitled to the following:

•

a cash severance amount equal to base salary that would have otherwise been paid to Mr. Sommers from the date of termination through the End of the Term, which severance would be paid in equal installments over the severance period in accordance with our usual payroll schedule;

•	any stock options or restricted stock units that would have vested on or prior to the End of the Term shall vest immediately;

•

if Mr. Sommers timely elects continued coverage under COBRA under the Company’s group health plans, then the Company shall pay the COBRA premiums necessary to continue Mr. Sommers’s health insurance coverage in effect for himself on the termination date until the earliest of (i) the End of the Term or (ii) the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. If Mr. Sommers ceases to be eligible for COBRA continuation coverage or if at any time the Company determines that its payment of COBRA premiums on his behalf would result in a violation of applicable law, then in lieu of paying COBRA premiums, we will thereafter pay Mr. Sommers a monthly, fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding.

•

if Mr. Sommers’s employment is terminated prior to the Board’s determination of his 2013 fiscal year bonus, then he will receive, in a lump sum, an amount equal to the maximum 2013 fiscal year bonus and if Mr. Sommers’s employment is terminated after the Board’s determination of his 2013 fiscal year bonus, but prior to the payment of such bonus, Mr. Sommers will receive the bonus amount so determined by the Board.

4. If Mr. Sommers’s employment is terminated by death, disability or Cause, or if Mr. Sommers terminates his own employment without Good Reason, then the Company will pay him (or his estate or heirs) any accrued and unpaid base salary, reimburse him for any business expenses, and pay him for any accrued and unused vacation benefits earned through the date of termination, less standard deductions and withholding.

This agreement replaces and supersedes the Company’s existing change of control and severance agreement with Mr. Sommers.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The Company hereby files the following exhibit:

10.1	Executive Employment Transition Agreement, dated October 19, 2012, by and between the Company and David Sommers. (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NETSCOUT SYSTEMS, INC.

By:	/s/ Jean Bua
Jean Bua
Chief Financial Officer

Date: October 19, 2012

Exhibit Index

Exhibit Number	Description

10.1	Executive Employment Transition Agreement, dated October 19, 2012, by and between the Company and David Sommers. (filed herewith)